CERTICATE AMENDING ARTICLES OF INCORPORATION

                                       OF

                               VOYAGER GROUP, INC.

         The undersigned, being the President and Secretary of Voyager Group, Inc., a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 19, 2001 it was agreed by unanimous vote that this Certificate Amending Articles of Incorporation be Filed.

The undersigned further certifies that the Original Articles of Incorporation of Voyager Group Inc., were filed with the Secretary of State of Nevada on the 17th day of July, 1996. The undersigned further certifies that the original Articles of Incorporation filed on the 17th day of July , 1996, herein is amended to read as follows:

ARTICLE IV.
The Corporation shall have authority to issue an aggregate of Two Billion Fifty Million (2,050,000,000) shares of common voting equity stock of par Value ($0.001) per share and Five Million (5,000,000) of preferred of par value one mill ($0.001) per share.

                              CERTIFICATE AMENDING

                          ARTICLES OF INCORPORATION OF

                              VOYAGER GROUP, INC.,


                                    CONTINUED

         The undersigned hereby certify that they on this 19 of October 2001 executed the Certificate Amending the Original Articles of Incorporation heretofore filed with the Secretary of the State of Nevada.



                                                  /s/
                                                  ------------------
                                                  President

                                                  /s/
                                                  ------------------
                                                  Secretary